CUSIP No. 743868101                                         Page 25 of 54 Pages


                                                                       EXHIBIT 6

VIA FACSIMILE AND OVERNIGHT MAIL

October 22, 2002


The Board of Directors
c/o Craig G. Blunden
Chairman of the Board
Provident Financial Holdings, Inc.
3756 Central Avenue
Riverside, CA  92506

Dear Craig:

This letter is in response to your letter dated October 1, 2002 (attached hereto as exhibit A) and the subsequent draft Agreement I received (attached hereto as exhibit B). I am writing because two weeks have passed since you said you would get back to me, and I can only assume that your silence is an indication of your unwillingness to respond to the changes I suggested to the draft Agreement. The most egregious of the restrictive provisions in your draft standstill agreement is Article III, section 1(d) which essentially removes any ability for me to act as a director, especially in the areas where I can add the most value including valuation, merger strategy, capital management and corporate strategy. In the current era of corporate governance matters, I cannot understand how you could ask a board member to restrict himself in this manner nor could I willingly sign such an agreement. Furthermore, we continue to believe that the two proposed board members we submitted would add more value than just one. My experience as a bank analyst and institutional shareholder and Gene Gaines' experience as a former President of a publicly owned bank will add separate and important skills to the board.

Therefore, please be informed that I decline your offer to join the Board of Directors under the terms outlined in the letter and draft Agreement, and that I demand that you hold an annual meeting of shareholders as is required by the Provident Financial Holdings, Inc. bylaws and Delaware law. At this meeting, we intend to run an alternative slate of directors including Gene Gaines and myself.

With respect to the annual meeting of shareholders, your letter to me dated August 20, 2002 detailed the procedures for the announcement, filing and scheduling of the meeting. Yet, nowhere in that letter and nowhere have we since seen such announcement, filing or scheduling. My understanding of the bylaws and Delaware law is that the company must hold an annual meeting of shareholders within 13 months of the previous meeting. Given that last year's meeting was held on October 27, 2001 and your August 20th representation that you would hold the annual meeting within approximately 60 days

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CUSIP No. 743868101                                         Page 26 of 54 Pages


from giving public notice of such meeting, I would expect that this year's meeting would be held in late December 2002 or early January 2003. As a Provident shareholder, I must demand that the board schedule the annual meeting of shareholders of Provident Financial Holdings, Inc. at its Board of Directors meeting on Thursday, October 24th. I trust that scheduling the annual meeting of shareholders is an important enough issue to be added to your agenda.

If we do not see an announcement of the scheduling of the annual meeting coming out of the October 24 board meeting, you can expect us, on November 27th, to seek a ruling by the Delaware Chancery Court to force you to hold that meeting as soon as possible in accordance with Section 211 of the Delaware code.

Sincerely,

/s/ Sy Jacobs

Sy Jacobs
Managing Member
JAM Managers, L.L.C.
As General Partner for
JAM Partners, L.P.


cc: Gene Gaines
      Phillip Goldberg (Foley & Lardner)
      Wayne Goldstein
      Rob Usdan


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CUSIP No. 743868101                                         Page 27 of 54 Pages


                                    EXHIBIT A

October 1, 2002

Mr. Seymour Jacobs
Managing Member
JAM Partners, L.P.
One Fifth Avenue
New York, New York  10003

Dear Sy:

         We once again want to thank you for coming to California to meet with representatives of the Board of Directors of Provident Financial Holdings, Inc. ("Provident"). We believe our discussions were informative and beneficial and we were impressed with your presentation and knowledge of the banking and thrift industry.

         The purpose of this meeting was to follow-up on the issues you raised in your letters to the Board of Directors of May 29, 2002 and July 11, 2002 and to provide you with the opportunity to discuss these concerns with representatives of the Board of Directors. In particular, you raised a number of concerns about the capital management and financial performance of Provident. Your conclusion was that these problems could be best addressed by having institutional investor representation on Provident's Board of Directors.

         As an initial point, we respectfully disagree with your May 29, 2002 letter relative to your assessment of our profitability. The past several years have included periods of tumultuous conditions both in the national and regional economies that have generally affected the operations and performance of financial institutions. Particularly in recent periods, there have been challenges to Provident's profitability as a result of the prepayment of loans in the loan portfolio and a reduction in qualifying loans that we can originate for our portfolio. Since the initial public offering in 1996, however, the compound annual growth rate of Provident's earnings per share has been 27% and the compound growth rate of the stock price during this period has been 22%.

         In spite of these successes, we, as board members and individual stockholders of Provident, share many of your concerns. Accordingly, we have made a number of decisions in which we have sought to address Provident's capital management and

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CUSIP No. 743868101                                         Page 28 of 54 Pages


financial performance. These decisions are reflected in a number of actions, which are briefly described below.

         On May 29, 2002 Provident declared a 3-for-2 stock split in the form of a 50 percent stock dividend. The dividend was paid on July 12, 2002 and increased the number of shares outstanding, creating additional liquidity in the shares, which is a benefit to all of Provident's shareholders. On July 24, 2002, Provident initiated a quarterly cash dividend policy for the purpose of rewarding shareholders as Provident continues to build long-term value. On September 17, 2002, we announced the continuation of our stock repurchase program and the authorization by the Board for management to repurchase up to 10% of its outstanding stock, or approximately 529,600 shares. The repurchase program helps us to reduce excess capital and improve Provident's earnings per share. Since Provident's initial public offering we have repurchased approximately 2,420,000 shares or approximately 31% of the outstanding stock. Our efforts have not been limited to capital management. We also have sought to improve net earnings and have announced plans for a productivity enhancement program. As a key element of this program, in July, we reduced Provident's workforce by 10%. As we noted in our July 23, 2002 press release, it is anticipated that these actions will result in annual non-interest expense savings of approximately $1.38 million.

         We do not believe, nor are we suggesting, that we have attained our goals; however, we believe that we have taken action that will improve our performance and result in better leverage of our capital within the regulations and other parameters imposed by the regulatory agencies.

         Following our meeting with you, the Board of Directors met to discuss your request for Board representation. The focus of the Board's discussions was to obtain a result that would be acceptable to you and your group and also be in the best interest of all of Provident's shareholders.

         In response to your request, we would propose to expand the size of the Board by one member, increasing the number of directors from seven to eight members, and to nominate you for the new seat on Provident's Board of Directors. We believe, based on our discussions with other institutional investors, that the addition of one director to Provident's Board, who will represent the investment community's views, satisfies their concerns and that there is no need for the addition of a second director for this purpose. As is customary, your nomination would be subject to the negotiation of a mutually acceptable standstill agreement, similar to what you have entered into in the past.

         In reaching this decision to offer you a board seat, Provident's Board of Directors considered the interests of all of its shareholders. We believe that your presence on the Board will address the concerns you have articulated in your correspondence to us. Also, we believe it is beneficial to direct our efforts to our mutual objective of continuing to enhance shareholder value rather than focus management time on, and for each of us to incur the significant costs of, a proxy contest. We concluded that your experience and

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CUSIP No. 743868101                                         Page 29 of 54 Pages

expertise would be valuable to the Board of Directors in addressing our shared concerns and would represent the views of the investment community.

         We look forward to working with you on a mutually acceptable standstill agreement with the goal of having you join the Board. If you have any questions, please do not hesitate to call.

                                             Best regards,

                                             /s/ Craig G. Blunden

                                             Craig G. Blunden
                                             Chairman of the Board

CGB/sm

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CUSIP No. 743868101                                         Page 30 of 54 Pages


                                    EXHIBIT B

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is made as of _________, 2002 by and among Provident Financial Holdings, Inc., a Delaware corporation (the "Company"), Provident Savings Bank, F.S.B., a federally chartered stock savings bank ("Savings Bank"), and JAM Partners, L.P. including also JAM Special Opportunities Fund, L.P., JAM Managers, L.L.C. and Seymour M. Jacobs; Endicott Partners L. P. including also Endicott Partners II, L.P., Endicott Offshore Investors, Ltd., W.R. Endicott, L.L.C., W.R. Endicott II, L.L.C., Endicott Management Co., Wayne K. Goldstein and Robert I. Usdan; and Gene F. Gaines (collectively, the "Investors").

                                    RECITALS

         WHEREAS, the Investors have notified the Company that they wish to nominate certain persons for election to the Company's Board of Directors at the Company's Annual Meeting of Stockholders (the "Annual Meeting"); and

         WHEREAS, the Investors have determined that their and the Company's best interests would be served by (i) the Investors not engaging in a solicitation of proxies for the Annual Meeting for the election of the Investors' nominees in opposition to nominees of the Board of Directors (a "Proxy Contest"), (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Savings Bank as provided herein and
(iii) the other arrangements set forth herein; and

         WHEREAS, the Company has determined that the best interests of the Company and its stockholders would be served by (i) the Investors not engaging in a Proxy Contest for the Annual Meeting, (ii) the nomination of the Investors' representative to the Boards of Directors of the Company and the Savings Bank as provided herein and (iii) the other arrangements set forth herein.

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, each of the parties hereby agree as follows:

                                       I.

                                 REPRESENTATIONS

1. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. The Investors represent and warrant to the Company as follows:

      a. Such Investors have the requisite legal power and authority to execute, deliver and carry out this Agreement and the execution and delivery of this Agreement by the Investors has been duly authorized by the principals to which an Investor or the Investors is a party. Such Investors have taken all necessary legal action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      b. This Agreement has been duly and validly authorized, executed and delivered by such

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CUSIP No. 743868101                                         Page 31 of 54 Pages

            Investor or by the principals to which an Investor or the Investors is a party and constitutes a valid and binding obligation of the Investors, enforceable in accordance with its terms. The performance of the terms of this Agreement shall not constitute a violation of any limited partnership agreement, by-laws or any agreement or instrument to which an Investor or the Investors is a party.

      c. There are no other persons who, by reason of their personal, business, professional or other arrangement with an Investor or the Investors, whether written or oral and whether existing as of the date hereof or in the future, have agreed, explicitly or implicitly, to take any action on behalf of or in lieu of an Investor or the Investors that would otherwise be prohibited by this Agreement.

      d. The Investors and their affiliates beneficially own an aggregate of 417,150 [Confirm] shares of the Company's common stock, $0.01 par value per share (the "Common Stock"). The Investors and their affiliates do not beneficially own any equity or debt securities of the Company or any subsidiary, other than the foregoing.

2. REPRESENTATIONS AND WARRANTS OF THE COMPANY AND THE SAVINGS BANK. The Company and the Savings Bank represents and warranties to the Investors as follows:

      a. The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware and the Savings Bank is duly organized and validly existing and in good standing under the laws of the United States, and have the requisite corporate power and authority to execute, deliver and carry out this Agreement, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

      b. This Agreement has been duly and validly authorized, executed and delivered by the Company the Savings Bank and constitutes a valid and binding agreement of the Company and the Savings Bank, enforceable in accordance with its terms.

                                      II.

                        BOARD OF DIRECTORS AND MANAGEMENT

1.    ANNUAL MEETING; INVESTOR DESIGNEE.

      a. The Annual Meeting shall be held on ________ ___, 2002, or such later date as the Board of Directors may determine. The parties hereby agree that the slate of the nominees for election to the Board of Directors at the Annual Meeting to be proposed by the Board of Directors shall be each of the two current members of the Board of Directors up for reelection, namely Craig G. Blunden and Roy H. Taylor, and the parties hereto further agree that they shall nominate, recommend and support such slate at the Annual Meeting and shall vote, and shall cause their affiliates to vote, all shares of Common Stock or proxies which they are entitled to vote in favor of the election of such nominees at the Annual Meeting.

      b. The Company and the Savings Bank each shall promptly commence action necessary to

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CUSIP No. 743868101                                         Page 32 of 54 Pages


            increase the size of their respective Boards of Directors from seven to eight members and to nominate, recommend and support for election at the Annual Meeting one representative of the Investors (the "Investor Designee"), namely Seymour M. Jacobs, to the Board of Directors of the Company and the Savings Bank for a term to expire at the _____ Annual Meeting of Shareholders.

      c. While serving as director, the Investor Designee shall have the same legal duties and responsibilities and the same rights and privileges as the other nonemployee directors of the Company and the Savings Bank, including without limitation, with respect to expense reimbursement, director compensation, notice, indemnification, confidentiality, trading blackouts and other trading restrictions and access to Company and Savings Bank information and personnel.

2. OTHER OBLIGATIONS. The Investors shall not engage in any solicitation of proxies in connection with the Annual Meeting. If, at any time after the date hereof, the Investors and their affiliates beneficially own less than 264,800 shares of Common Stock, at the Company's option, the Investors shall cause the Investor Designee to immediately thereafter resign from the Boards of Directors of each of the Company and the Savings Bank. The Investors agree to provide the Company with reasonable evidence of the number of shares of Common Stock and other securities of the Company and its subsidiaries beneficially owned by them, upon request of the Company from time to time following the election of the Investor Designee to the Board.

                                      III.

                         STANDSTILL AND VOTING AGREEMENT

1. STANDSTILL PROVISIONS. The Investors agree that, for so long as the Investor Designee serves on the Board of Directors of either the Company or the Savings Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards), without the Company's prior written consent, no Investor shall:

      a. acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any Common Stock, or direct or indirect rights to options to acquire (through purchase, exchange, conversion or otherwise) any Common Stock, if, immediately after any such acquisition, the Investors would beneficially own, in the aggregate, Common Stock representing more than 9.9% of the outstanding Common Stock;

      b. solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule l4a-l of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in opposition to the recommendation or proposal of the Company's Board or Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Common Stock of the Company, or execute any written

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CUSIP No. 743868101                                         Page 33 of 54 Pages


            consent in lieu of a meeting of the holders of the Common Stock of the Company or grant a proxy with respect to the voting of the Common Stock of the Company to any person other than to the Board of Directors of the Company;

      c. initiate, propose, submit, encourage or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or seek election to or seek to place a representative or other affiliate or nominee on the Company's Board or Directors or seek removal of any member of the Company's Board of Directors;

      d. make any statement or proposal, whether written or oral, to the Board of Directors of the Company, or to any director, officer or agent of the Company, or make any public announcement or proposal whatsoever with respect to a merger, acquisition of control or other business combination, sale or transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with the Company or any other transaction which could result in a change of control, or solicit or encourage any other person to make any such statement or proposal;

      e. form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of any securities of the Company, other than the group which the Investors is a member of as of the date hereof;

      f. vote for any nominee or nominees for election to the Board of Directors of the Company, other than those nominated or supported by the Company's Board of Directors, and no Investor other than as provided herein shall consent to become a nominee for election as a Director of the Company:

      g. deposit any Common Stock into a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock other than this Agreement;

      h. execute any written consent with respect to the Company, except in accordance with Section III.3;

      i. otherwise act, alone or in concert with others, to seek to exercise any control over the management, Board of Directors or policies of the Company;

      j. make a public request to the Company (or its directors, officers, shareholders, employees or agents) to amend or waive any provisions of this Agreement, the Certificate of Incorporation or Bylaws of the Company, including without limitation any public request to permit the Investors or any other person to take any action in respect of the matters referred to in this Section III.1;

      k. take any action which might require the Company to make a public announcement regarding the possibility of any transaction referred to in paragraph (d) above or similar transaction or, advise, assist or encourage any other persons in connection with the foregoing; or


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CUSIP No. 743868101                                         Page 34 of 54 Pages


      l. disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

provided that nothing in this Section III.1 shall prohibit any person who is serving as a director of the Company as contemplated herein from, solely in his or her capacity as such director, (a) taking any action or making any statement at any meeting of the Board of Directors or of any committee thereof; (b) making any statement to any director, officer or agent of the Company, or (c) making any statement or disclosure required under the federal securities laws or other applicable laws and provided, further, that nothing in this Section shall restrict any private communications between the Investors and the Investor Designee, provided that all such communications by such person remain subject to the fiduciary duties of such person as a director and the other obligations contained in this Agreement.

2. TRANSFER LIMITATIONS. The Investors agree that, for so long as the Investor Designee serves on the Board of Directors of either the Company or the Savings Bank, and for three months thereafter (it being understood, in the case of resignation, that such three month period shall commence upon the date the Company receives notice of resignation from such boards):

      a. Without the Company's prior written consent, which may not unreasonably be withheld, no Investor shall, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Investors shares, provided, that the Investors may transfer the investors' shares: (i) to any person who the Investors believe, after due inquiry, would beneficially own immediately after any such sale or transfer less than 5% of the outstanding Common Stock; (ii) to any person who the Investors believe, after due inquiry, would be entitled to report beneficial ownership of Common Stock on Schedule 13G under the Exchange Act; (iii) in a registered broad-distribution underwritten public offering; (iv) to the Company; (v) pursuant to any tender offer or exchange offer which is recommended by the Board of Directors of the Company; (vi) to any other person who enters into a standstill agreement with the Company on terms and conditions substantially equivalent to those in this Agreement; (vii) to any corporation, partnership or other entity wholly-owned by the Investors or to any other Investor; or (viii) to any trust the sole beneficiaries of which are family members or any charitable trust or charitable foundation established by the Investors, provided that such trust, charitable trust or charitable foundation either (y) enters into a standstill agreement with the Company containing terms and conditions substantially equivalent to those in this Agreement or (z) is and remains during the term of this Agreement an affiliate of an Investor.

      b. In the event of any proposed sale or transfer of shares of Common Stock (other than as described in 2(a)(vii or viii above)), such Investor shall give written notice to the Company of such proposed sale and the bona fide terms on which the sale is proposed to be made. For these purposes, such notice may state an intention of the Investor to sell into the public market at the market price prevailing on the date of sale. The Company, and if the Company is unable or unwilling to make such purchase, the then current members of the Board of Directors, shall have a right of first refusal on such shares to buy some or all of them at the price and terms stated in the notice, which may be exercised no later than seven days from the date of notice. If all of such shares are not purchased by the Company or the members of the Board of Directors, the Investor may sell them to the third party (subject to the limitations in 2(a) above) at the price and terms stated in the notice, at any time within the 30 days following the failure of the

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CUSIP No. 743868101                                         Page 35 of 54 Pages


            Company or the Board of Directors to exercise its option.

      3. VOTING. The Investors agree that, during the term specified in III.2 above, for so long as the Investors beneficially own any Common Stock, the Investors will (a) be present, in person or represented by proxy, at all shareholder meetings of the Company so that all Common Stock beneficially owned by the Investors may be counted for the purpose of determining the presence of a quorum at such meetings and (b) with respect to the election of directors, vote or consent, or cause to be voted or a consent to be given, with respect to all Common Stock beneficially owned by the Investors on all matters submitted to shareholders for a vote or consent in the same proportion as Common Stock are voted by holders unaffiliated with the Investors.

                                      IV.

                              ADDITIONAL AGREEMENTS

1. PRESS RELEASE. Upon the effectiveness of this Agreement, the Company shall issue a press release in a form that shall have been previously approved by the Investors, such approval not to be unreasonably withheld. Neither the Company nor the Investors nor any of their affiliates, associates or representatives shall issue any other press release or other publicly available document that is inconsistent with, or is otherwise contrary to, the statements in such Company press release. The Company shall make all filings with the Securities Exchange Commission ("SEC") appropriate in connection with the execution of this Agreement, including a Current Report on Form 8-K.

2. WITHDRAWAL OF NOTICES. The Investors hereby withdraw their request made by letters dated May 29, 2002 and July 11, 2002 giving notice to the Company of the Investors' wish to nominate directors at the Annual Meeting. The Investors hereby withdraw the letter of August 16, 2002 from Mr. Jacobs to the Company's Board of Directors requesting, among other things, a list of the Company's shareholders. The Investors agree to promptly amend their
      Schedule 13D filing to reflect, as appropriate, the substance of this Agreement and that their intention no longer involves a change in the Board of Directors or management of the Company except as specified in this Agreement.

3. CHALLENGES TO AGREEMENT; DISPARAGING REMARKS. Each party hereto shall not, and shall use its best efforts to cause each of its affiliates, associates and representatives not to, challenge the validity of any provisions of this Agreement. In the event that any part of this Agreement or any transaction contemplated hereby is temporarily, preliminarily or permanently enjoined or restrained by a court of competent jurisdiction, the parties hereto shall use their reasonable best efforts to cause any such injunction or restraining order to be vacated or dissolved or otherwise declared or determined to be of no further force or effect. During the term of this Agreement, each of the Investors agrees not to make any public statement or comment or private statement or comment which could reasonably be expected to become public which could in any way be deemed to diminish the reputation of or otherwise disparage the Company, the Savings Bank, or or any subsidiary or the Board of Directors of the Company or any subsidiary or any of the directors or officers of the Company or any subsidiary; PROVIDED, HOWEVER, this section shall in no way
      (i) estop either party from making factual statements which are reasonably necessary or appropriate in the ordinary course of its business or (ii) limit the ability of any party to pursue any remedy under this Agreement or otherwise.


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CUSIP No. 743868101                                         Page 36 of 54 Pages


4. SPECIFIC PERFORMANCE. The Company and the Investors acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company and the Investors, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement in any action instituted in any federal court of the United States having subject matter jurisdiction.

5. MATERIAL NONPUBLIC INFORMATION. In connection with this Agreement and the Investors' ongoing relationship with the Company, there may be instances in which material nonpublic information concerning either the Company or the Savings Bank will be divulged to the Investors by the Company, the investor Designee, or other Investor representatives or agents. The Investors and their representatives expressly acknowledge that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Investors and the Investor Designee acknowledge that the Investor Designee will be subject to the Company's insider trading and disclosure policies, as in effect from time to time, at any time while he is on the Company or the Savings Bank's Boards of Directors to the same extent as the other directors of the Company and the Savings Bank. To the extent SEC Regulation FD may apply, in accordance with Section 243.100 (2)(ii) of Regulation FD, the Investors expressly agree to maintain material nonpublic information concerning the Company and the Savings Bank in confidence.

                                       V.

                                  MISCELLANEOUS

1. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by all the parties hereto.

2. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

3. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties, and each such executed counterpart shall be an original instrument.

4. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal processes in regard to this Agreement shall be validly given, made or served, if in writing and delivered personally, by hand or by telecopy, or sent by registered mail postage paid:

               if to the Company or the Savings Bank at:

                        Provident Financial Holdings, Inc.
                        3756 Central Avenue
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CUSIP No. 743868101                                         Page 37 of 54 Pages


                        Riverside, CA 92506
                        Attn: Craig G. Blunden
                        Fax:(909) 686-6060

               with a copy, which shall not constitute notice, to:

                        Breyer & Associates PC
                        8180 Greensboro Drive, Suite 785
                        McLean, Virginia 22102
                        Attn: John F. Breyer, Jr.
                        Fax:(703) 883-1 100

               and if to the Investors as follows:

                        If to JAM/Jacobs:

                        Mr. Seymour M. Jacobs
                        One Fifth Avenue
                        New York, New York 10003
                        Fax:(212) 271-5525

                        If to Endicott Partners and related entities:

                        Mr. Wayne K. Goldstein
                        237 Park Avenue, Suite 801
                        New York, New York 10017
                        Fax:(212) 808-3768

                        If to Mr. Gene F. Gaines:

                        1018 Second Street, Unit 1
                        Santa Monica, California 90403
                        Fax:(310) 458-4508

               with a copy, which shall not constitute notice, to:

                        Foley & Lardner
                        One IBM Plaza, Suite 3300
                        330 North Wabash Avenue
                        Chicago, IL 60611-3608
                        Attn: Phillip M. Goldberg
                        Fax:(312) 755-1925

         or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand or by telecopy shall be deemed given on the date on which so hand delivered or telecopied. Notice given by mail as set out above shall be deemed delivered five business days after the date the same is postmarked.

5. SUCCESSORS AND ASSIGNS. This Agreement shall bind the successors and assigns of the

CUSIP No. 743868101                                         Page 38 of 54 Pages


      parties, and inure to the benefit of any successor or assign of any of the parties; PROVIDED, HOWEVER, that no party may assign this Agreement without the other party's prior written consent.

6. GOVERNING LAW. This Agreement shall be governed by and constricted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of the laws principles thereof.

7. CERTAIN TERMS. As used herein, (i) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 2b-2 under the Exchange Act, and
      (ii) "beneficial ownership" shall mean beneficial ownership as determined under Rule l3d-3 under the Exchange Act.

8. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by the Investors and the Company in this Agreement or pursuant hereto shall survive the date hereof through the term of this Agreement.

9. CONSENT TO SERVICE. Each of the parties hereto hereby consents to the personal jurisdiction of the United States District Court for the Central District of California, Riverside Branch, or if jurisdiction does not lie in the federal court, then the California Superior Court for the County of Riverside, in any action, suit or proceeding arising under this Agreement and each agrees further that service of process or notice in any action, suit or proceeding shall be effective if given in the manner set forth in
      Section V.4 hereof.

10. NO WAIVER. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                               [SIGNATURES FOLLOW]

CUSIP No. 743868101                                         Page 39 of 54 Pages


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                    Provident Financial Holdings, Inc.

                                    By:
                                       -----------------------------------------
                                        Craig G. Blunden
                                    Its:Chairman of the Board


                                    Provident Savings Bank, F.S.B.

                                    By:
                                       -----------------------------------------
                                        Craig G. Blunden
                                    Its:Chairman of the Board


                                    JAM Partners, L.P.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        General Partner


                                    JAM Special Opportunities Fund, L.P.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        General Partner


                                    JAM Managers, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs
                                        Managing Member


                                    Endicott Partners, L.P.


                                    By:
                                       -----------------------------------------
                                        W.R. Endicott, L.L.C.
                                        General Partner

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member

CUSIP No. 743868101                                         Page 40 of 54 Pages

                                    Endicott Partners II, L.P.


                                    By:
                                       -----------------------------------------
                                        W.R. Endicott, L.L.C.
                                        General Partner

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    Endicott Offshore Investors, Ltd.


                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Director


                                    W.R. Endicott, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    W.R. Endicott II, L.L.C.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        Managing Member


                                    Endicott Management Co.

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan
                                        President


                                    Seymour M. Jacobs

                                    By:
                                       -----------------------------------------
                                        Seymour M. Jacobs


                                    Wayne K. Goldstein

                                    By:
                                       -----------------------------------------
                                        Wayne K. Goldstein

CUSIP No. 743868101                                         Page 41 of 54 Pages


                                    Robert I. Usdan

                                    By:
                                       -----------------------------------------
                                        Robert I. Usdan


                                    Gene F. Gaines

                                    By:
                                       -----------------------------------------
                                        Gene F. Gaines